Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Velodyne Lidar, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-253970 and 333-254019) on Form S-8 of Velodyne Lidar, Inc. of our report dated March 16, 2021, with respect to the consolidated balance sheets of Velodyne Lidar, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Velodyne Lidar, Inc.

/s/ KPMG LLP

Santa Clara, California
March 16, 2021